GALLOP, JOHNSON & NEUMAN, L.C.
                                  101 S. Hanley
                           St. Louis, Missouri 63105


                                January 20, 1998


Magna Group, Inc.
One Magna Place
1401 South Brentwood Boulevard
St. Louis, Missouri  63144

     Re:  Magna Group, Inc.
          Registration Statement on Form S-4

Gentlemen:

         We have acted as special counsel to Magna Group, Inc., a Delaware corporation ("Magna"), in connection with the proposed issuance and sale by Magna of an aggregate of up to 2,649,259 shares of common stock, par value $2.00 per share (the "Common Stock"), of Magna, together with an equal number of rights to purchase units of Magna Junior Preferred Stock associated therewith (the "Rights") (such shares of Common stock and associated Rights being collectively referred to herein as the "Shares"), pursuant to an Agreement and Plan of Merger, dated as of November 19, 1997, as amended (the "Merger Agreement"), by and between Magna and Charter Financial, Inc., a Delaware corporation ("Charter").

         This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

         In connection with this opinion, we have examined orignals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement of Magna on Form S-4 filed with the Securities and Exchange Commission (the "Commission") on the date hereof (the "Registration Statement"), (ii) the form of certificates to be used to represent the Shares, (iii) the Restated Certificate of Incorporation and By-Laws of Magna, as amended to date, (iv) resolutions adopted by the Board of Directors of Magna relating to the Merger Agreement and the issuance of the Shares pursuant thereto, (v) the Preferred Share Purchase Rights Plan, dated as of November 11, 1988 (the "Rights Agreement"), between Magna and Magna Bank (successor to Magna Trust Company), as Rights Agent and (vi) such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth below.


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Magna Group, Inc.
January 20, 1998
Page Two

         In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements or representations of officers and other representatives of Magna and others.

         In rendering this opinion, we have assumed that, if Magna issues in excess of 2,649,259 shares of Common Stock (and associated Rights) pursuant to the Merger Agreement, the Board of Directors of Magna, including any appropriate committee appointed thereby, and appropriate officers of Magna will have taken all necessary corporate action to approve the issuance of such additional shares of Common Stock and associated Rights and related matters.

         The opinions expressed by us herein are limited to the statutory Delaware General Corporation Law (Title 8), and we express no opinion as to any other laws.

         Based upon and subject to the foregoing, and assuming the due execution and delivery of certificates representing the Shares in the form examined by us, we are of the opinion that the Shares, each consisting of one share of Common Stock and one Right, to be issued by Magna pursuant to the Merger Agreement, when issued in accordance with the terms of the Merger Agreement (and, with respect to the Rights, the Rights Agreement), will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby  consent to the filing of this opinion with the Commission as
Exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "LEGAL MATTERS" in the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                        Very truly yours,



                                        /s/ GALLOP, JOHNSON & NEUMAN, L.C.